Exhibit 99.1

news release

---------------AT THE COMPANY---------------

Lynn Afendoulis

Director, Corporate Communications

(616) 365-1502

FOR IMMEDIATE RELEASE

Tuesday June 21, 2011

UFPI Announces Leadership Transition

GRAND RAPIDS, Mich., Tues., June 21, 2011 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced that its Board of Directors has accepted the resignation of Chief Executive Officer Michael B. Glenn, which he tendered for health reasons and to make way for new leadership to “build on Universal’s strengths and prepare for future opportunity.” The Board is completing an evaluation process of candidates for the next CEO. Glenn has agreed to stay on during that process.

“I’m proud of what we’ve been able to accomplish in the toughest years in our 56-year history,” said Glenn, who was appointed CEO in 2006 and has been with the Company for 37 years. “I’m proud we were able to generate cash flow, pay off more than $320 million of debt, and remain profitable at a time when others in our industry were struggling to survive. I’m proud of our continuous improvement efforts that have made our operations best in class. I’m proud of the team we’ve built and the successes we’ve had despite unprecedented challenge, and I’m confident in leaving the work in their hands. They’re the best team in the business.”

“But closing or consolidating nearly 30 operations and cutting thousands of employees as we implemented strategies to carry us into the future have taken a toll,” he added, “and for the sake of my family and of my health, I decided it was time to hand over the reins to new leadership, who will build on Universal’s strengths and prepare for future opportunity.”

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Universal Forest Products, Inc.

“The Board thanks Mike for his many contributions to Universal. He created success in plants, regions and divisions in his long career at Universal,” said Chairman William G. Currie. “His focus on operations during challenging economic times helped us enhance efficiencies when that was a critical strategy for survival and success. At the same time, we look forward to new leadership to help us successfully negotiate the ongoing challenges in the economy and our markets.”

“Mike has led the Company skillfully through difficult times.  His contributions have been significant,” added Board Member Dan Dutton, who is the Board’s lead independent director. “We are indebted to him for agreeing to remain in his position until we have transitioned to new leadership.”

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The Company's consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built market and forming products for concrete construction. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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